SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2003

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive
Atlanta, Georgia (Address of principal executive offices)	30319 (Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits
SIGNATURES
EX-1.1 UNDERWRITING AGREEMENT
EX-4.1 FORM OF GLOBAL 4.625% NOTE DUE 2013
EX-5.1 OPINION OF DOW, LOHNES & ALBERTSON, PLLC
EX-12.1 COMPUTATION OF RATIO OF EARNINGS

Item 5.      Other Events.

On May 27, 2003, Cox completed the registered public offering of $600,000,000 aggregate principal amount of its 4.625% Notes due 2013. Cox received aggregate net proceeds from the sale of the notes of approximately $592.0 million, after deducting the underwriting discount and estimated offering expenses.

Cox intends to use the net proceeds to pay the purchase price for its 2% Exchangeable Subordinated Debentures due 2029 (“PRIZES”) and its 3% Exchangeable Subordinated Debentures due 2030 (“Premium PHONES”) that are tendered pursuant to the terms and subject to the conditions of Cox’s tender offers for any and all of its outstanding PRIZES and Premium PHONES. The offers will expire at 5:00 p.m., New York City time, on June 4, 2003, unless extended by Cox. Nothing in this report should be construed as an offer to purchase any outstanding PRIZES or Premium PHONES, as such offers are only being made upon the terms and are subject to the conditions set forth in an Offer to Purchase dated May 6, 2003, as amended.

As of May 20, 2003, $843.3 million original principal amount of the PRIZES and $145.7 million original principal amount of the Premium PHONES had been validly tendered in the tender offers. If Cox accepts these tendered securities, the aggregate purchase price it will pay for them will be $481.4 million. If less than all of the net proceeds from the sale of the 4.625% notes are used to pay the purchase price for the PRIZES and Premium PHONES, the remaining net proceeds will be used for general corporate purposes.

Cox cannot predict how many, if any, additional PRIZES or Premium PHONES will be tendered or accepted pursuant to the tender offers. However, if all remaining PRIZES and Premium PHONES are validly tendered prior to the expiration date and accepted by Cox, the aggregate purchase price it will have to pay in respect of all securities tendered will be $758.8 million. In such event, Cox intends to use all of the net proceeds from this offering to purchase validly tendered PRIZES and Premium PHONES, and will fund the remaining $166.8 million of the purchase price through the commercial paper market, its bank credit facilities or other capital market transactions.

Item 7.      Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

1.1	Underwriting Agreement, dated as of May 20, 2003, 2003 among Cox Communications, Inc. and Citigroup Capital Markets, Inc.,

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Merrill Lynch, Pierce, Fenner and Smith Incorporated and Wachovia Securities, Inc., as representatives of the several underwriters.

4.1	Form of Global 4.625% Note due 2013.

5.1	Opinion of Dow, Lohnes & Albertson, PLLC.

12.1	Statement setting forth computation of ratio of earnings to fixed charges.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: May 28, 2003	By:	/s/ Jimmy W. Hayes

Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer